Exhibit 1.01

Conflict Minerals Report of Nordson Corporation

For The Year Ended December 31, 2015

Introduction

Nordson Corporation (“our,” “we” or “us”) engineers, manufactures and markets differentiated products and systems used for dispensing and processing adhesives, coatings, polymers, sealants and biomaterials, and for managing fluids, testing and inspecting for quality, treating surfaces and curing. These products are supported with extensive application expertise and direct global sales and service. We serve a wide variety of consumer non-durable, consumer durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, building and construction, and general product assembly and finishing.

Headquartered in Westlake, Ohio, our products are marketed through a network of direct operations in more than 30 countries. Our principal manufacturing facilities are located in the United States, the People’s Republic of China, Germany, India, the Netherlands, Thailand and the United Kingdom.

Pursuant to the Securities and Exchange Commission’s conflict minerals rule adopted pursuant to Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Rule”) and to the guidance provided by the Securities and Exchange Commission in its Statement on the Effect of the Recent Court of Appeals Decision on the Conflict Minerals Rule issued on April 29, 2014, this Report was not subject to an independent private sector audit.

Reasonable Country of Origin Inquiry

OECD Step 1 – Establish strong management systems

Internal Management.

We have established a Conflict Minerals Reporting Oversight Committee.  The team members include representatives from our Supply Chain Management, one of whom is our designated member of senior management, Legal, Product Compliance, Finance and Internal Audit departments. The team meets monthly.  Periodic reports are made to the audit committee of the board of directors with respect to our due diligence process and compliance obligations.

External Communications and Supply Chain Engagement.

Our customers can access our conflict minerals statement on our website, www.nordson.com. Our conflict minerals statement informs customers of where we are in our Rule compliance efforts. Customer inquiries are handled on a case by case basis, utilizing the conflict minerals statement or customized responses using the conflict mineral reporting template (CMRT) developed by the Conflict-Free Sourcing Initiative (CFSI), as appropriate.

Since we are an industrial equipment supplier, many of our products are not incorporated into our customers’ products and, therefore, do not fall within the scope of the Rule as applied to our customers.

In addition to our conflict minerals statement, our Conflict Minerals Policy, adopted on May 6, 2014, is available on our website, www.nordson.com. In conjunction with the adoption of the Conflict Minerals Policy, we revised our

Supplier Code of Ethics, which outlines the ethical standards with which we expect our suppliers to comply, to reflect our expectations that our suppliers procure materials from sources that do not directly or indirectly support non-state armed groups.  The Conflict Minerals Policy and Supplier Code of Ethics have been distributed to our suppliers.

Reasonable Country of Origin Survey Process.

We evaluated our products and determined that certain products manufactured during calendar year 2015 were manufactured with materials or components that contain, or likely contain, conflict minerals, i.e. tin, tantalum, tungsten and gold, that are necessary to the functionality or production of those products.  The areas of conflict mineral usage within our supply chain were identified based on the results of previous surveys. Future surveys will focus efforts on these areas.

We identified suppliers that we believed provided materials or components containing conflict minerals.  Given the size and complexity of our supply chain, we focused on our largest suppliers, ranked by the amount that we paid to each supplier.

We surveyed our suppliers utilizing the CMRT and our supplier portal, Nordson’s Supply Chain Central (SCC). The SCC software was used by all product lines to automate surveying our suppliers, and to collect and analyze the survey data. Suppliers were provided training materials on the SCC website regarding conflict minerals and the CMRT.

Suppliers were encouraged to send inquiries or other information concerning conflict minerals to productcompliance@nordson.com.

For the period covered by this Report, we prioritized collection of responses from suppliers representing approximately 92% of our total direct material spend. For this group of suppliers, we had a 90% response rate.  Based on the information obtained pursuant to the reasonable country of inquiry process described above, we do not have sufficient information to determine the country of origin of all of the conflict minerals in our supply chain.  We continue to work to improve our reasonable country of origin process as described in more detail below.

OECD Step 2 – Identify and assess risk in the supply chain

An escalation process was initiated with those surveyed suppliers who continued to be nonresponsive after the above contacts were made, or whose initial (or subsequent) response was not complete or otherwise warranted clarification or confirmation.  We evaluated responses from the surveyed suppliers for plausibility, consistency, and gaps both in terms of which materials or components were stated to contain or not contain conflict minerals and the origin of such conflict minerals.  We engaged certain surveyed suppliers, holding discussions and reviewing the results of their internal due diligence efforts, to ensure that our inquiries regarding conflict minerals were understood and complied with.

Due Diligence Framework

Our due diligence process has been designed to conform, in all material respects relevant to the disclosure requirements under the Rule, with the Organisation for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas.

Due Diligence Undertaken

OECD Step 3 – Design and implement a strategy to respond to identified risks

We supported audits of conflict mineral smelters and refiners conducted by third parties through our participation in the CFSI, of which we became a member in 2015. Suppliers were evaluated based on their smelter and refiner information obtained from CMRT declarations. If supplier information indicated that they used conflict minerals from the Democratic Republic of the Congo or an adjoining country, then we used the flagship program of the CFSI, the Conflict-Free Smelter Program (CFSP) and general public information to determine a smelter or refiner’s conflict minerals program status.

If, through our smelters lists, we discover that certain of our products contain conflict minerals that finance or benefit armed groups in the Democratic Republic of the Congo or an adjoining country, or we cannot definitively deem a product to be free of conflict minerals that finance or benefit armed groups in the Democratic Republic of the Congo or an adjoining country, we will analyze the adverse impact of this determination pursuant to the standards set forth in our Conflict Minerals Policy and Supplier Code of Ethics.

Findings regarding the compiled supply chain information through the processes described above will be reported to our executive officer committee. Identified areas of risk in our supply chain will be subject to a risk management plan developed pursuant to our Supplier Code of Ethics and Conflict Minerals Policy.  Such risk management plan may include continuing trade throughout the course of measurable risk mitigation efforts, temporarily suspending trade while pursuing ongoing measurable risk mitigation, or disengaging with a supplier after failed attempts at mitigation or where we deem risk mitigation not feasible or unacceptable.

Once our risk management plan is implemented, we will track performance of our risk mitigation efforts and report the results back to our executive officer committee.  For risks requiring additional mitigation, or after a change of circumstances, we will undertake additional fact and risk assessments.

Results of Due Diligence Undertaken

OECD Step 4 – Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain

We will rely on third party assurances and certifications.  For example, if a supplier provides the name of a smelter or source mine, we would compare that reply to the listing of smelters from the CFSP thereby relying on the program’s processes.

OECD Step 5 – Report on supply chain due diligence

We have taken the information gathered through the above-described due diligence process and compiled this Report.  In the future, we will take such information and compile it in a Report or in our specialized disclosure report as required by the Rule, whichever is applicable.

No instances were found where it was necessary to implement risk mitigation or any corrective actions to suppliers in 2015. All smelters or refiners identified as sourcing from the Democratic Republic of the Congo or an adjoining country were found to be compliant with the relevant CFSP assessment protocol or other accepted industry assessment program.

Smelter and Refiner Disclosures

Schedule 1 lists the CFSI verified smelters and refiners identified by collection of supplier conflict mineral reporting templates where souring is unknown. Please note these reported smelters and refiners have not been verified as contributing to components or parts that are in our products.

Schedule 2 lists the countries of the direct and indirect sourcing for compliant smelters reported by the CFSI.

Future Improvements

We intend to undertake the following steps during the next compliance period:

•	Continue to provide conflict minerals information to all suppliers included in our conflict mineral survey process.
•	Continue to engage with relevant trade associations to define and improve best practices.
•	Continue to support the CFSI through our membership and participation in subcommittees.
•	Direct suppliers to the CFSI organization for information.

Schedule 1

Metal	Standard Smelter Name	Country	ID
Gold	Accurate Refining Group	UNITED STATES	CID001754
Gold	Advanced Chemical Company	UNITED STATES	CID000015
Gold	Aktyubinsk Copper Company TOO	KAZAKHSTAN	CID000028
Gold	Al Etihad Gold Refinery DMCC	UNITED ARAB EMIRATES	CID002560
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN	CID000041
Gold	AURA-II	UNITED STATES	CID002851
Gold	Caridad	MEXICO	CID000180
Gold	Cendres & M	SWITZERLAND	CID000189
Gold	Chugai Mining	JAPAN	CID000264
Gold	Daejin Indus Co., Ltd.	KOREA, REPUBLIC OF	CID000328
Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA	CID000343
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF	CID000359
Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES	CID002561
Gold	Faggi Enrico S.p.A.	ITALY	CID002355
Gold	Fidelity Printers and Refiners Ltd.	ZIMBABWE	CID002515
Gold	Gansu Seemine Material Hi-Tech Co Ltd	CHINA	CID000522
Gold	Geib Refining Corporation	UNITED STATES	CID002459
Gold	Great Wall Gold & Silver Refinery	CHINA	CID001909
Gold	Guangdong Jinding Gold Limited	Australia	CID002312
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHINA	CID000651
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA	CID000671
Gold	Hunan Chenzhou Mining Co., Ltd.	CHINA	CID000767
Gold	Hwasung CJ Co. Ltd	KOREA, REPUBLIC OF	CID000778
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA	CID000801
Gold	Kaloti Precious Metals	UNITED ARAB EMIRATES	CID002563
Gold	Kazakhmys Smelting LLC	KAZAKHSTAN	CID000956
Gold	KGHM Polska Miedź Spółka Akcyjna	POLAND	CID002511
Gold	Korea Metal	KOREA, REPUBLIC OF	CID000988
Gold	Korea Zinc Co. Ltd.	KOREA, REPUBLIC OF	CID002605
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN	CID001029
Gold	Lingbao City Tong Hui Jing Ye limited liability company	CHINA	CID001056
Gold	Lingbao Jinyuan tonghu	CHINA	CID001058
Gold	Luo Yang ZIJIN YINHUI Gold Smelting Co., Ltd.	CHINA	CID001093
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA	CID001147
Gold	Morris and Watson	NEW ZEALAND	CID002282
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN	CID001236

Metal	Standard Smelter Name	Country	ID
Gold	Penglai Penggang Gold Industry Co Ltd	CHINA	CID001362
Gold	Remondis Argentia B.V.	NETHERLANDS	CID002582
Gold	SAAMP	FRANCE	CID002761
Gold	Sabin Metal Corp.	UNITED STATES	CID001546
Gold	SAFINA A.S.	CZECH REPUBLIC	CID002290
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF	CID001555
Gold	SAMWON Metals Corp.	KOREA, REPUBLIC OF	CID001562
Gold	SAXONIA Edelmetalle GmbH	GERMANY	CID002777
Gold	Shandong Tiancheng Biological Gold Industrial Co. Ltd.	CHINA	CID001619
Gold	Sudan Gold Refinery	SUDAN	CID002567
Gold	Tongling Nonferrous Metals Group	CHINA	CID001947
Gold	Tony Goetz NV	BELGIUM	CID002587
Gold	Torecom	KOREA, REPUBLIC OF	CID001955
Gold	WIELAND Edelmetalle GmbH	GERMANY	CID002778
Gold	Yunnan Copper Industry Co., Ltd.	CHINA	CID000197
Tantalum	Avon Specialty Metals Ltd.	UNITED KINGDOM	CID002705
Tantalum	E.S.R. Electronics	UNITED STATES	CID002590
Tantalum	Jiangxi Tuohong New Raw Material	CHINA	CID002842
Tantalum	Phoenix Metal Ltd	RWANDA	CID002507
Tin	An Thai Minerals Company Limited	VIETNAM	CID002825
Tin	An Vinh Joint Stock Mineral Processing Company	VIETNAM	CID002703
Tin	Chenzhou Yunxiang Mining Smelting Compang LTD	CHINA	CID000228
Tin	CNMC (Guangxi) PGMA Co., Ltd.	CHINA	CID000278
Tin	CV Dua Sekawan	INDONESIA	CID002592
Tin	CV Tiga Sekawan	INDONESIA	CID002593
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VIETNAM	CID002572
Tin	Estanho de Rond	BRAZIL	CID000448
Tin	Gejiu Fengming Metalurgy Chemical Plant	CHINA	CID002848
Tin	Gejiu Jinye Mineral Company	CHINA	CID002859
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA	CID000942
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA	CID001908
Tin	Gejiu Zi-Li	CHINA	CID000555
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CHINA	CID002849
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA	CID002844
Tin	Huichang Jinshunda Tin Co. Ltd	CHINA	CID000760
Tin	Linwu Xianggui Ore Smelting Co., Ltd.	CHINA	CID001063
Tin	Nankang Nanshan Tin Manufactory Co., Ltd.	CHINA	CID001231
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIETNAM	CID002573
Tin	PT Alam Lestari Kencana	INDONESIA	CID001393
Tin	PT Bangka Kudai Tin	INDONESIA	CID001409

Metal	Standard Smelter Name	Country	ID
Tin	PT Bangka Timah Utama Sejahtera	INDONESIA	CID001416
Tin	PT Fang Di MulTindo	INDONESIA	CID001442
Tin	PT Karimun Mining	INDONESIA	CID001448
Tin	PT Kijang Jaya Mandiri	INDONESIA	CID002829
Tin	PT Pelat Timah Nusantara Tbk	INDONESIA	CID001486
Tin	PT Seirama Tin Investment	INDONESIA	CID001466
Tin	PT Tirus Putra Mandiri	INDONESIA	CID002478
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIETNAM	CID002574
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA	CID002158
Tungsten	ACL Metais Eireli	BRAZIL	CID002833
Tungsten	Ganxian Shirui New Material Co., Ltd.	CHINA	CID002531
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CHINA	CID002579
Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.	CHINA	CID002647
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CHINA	CID002313
Tungsten	Moliren Ltd	RUSSIAN FEDERATION	CID002845
Tungsten	Philippine Chuangin Industrial Co., Inc.	PHILIPPINES	CID002827
Tungsten	Woltech Korea Co., Ltd.	KOREA, REPUBLIC OF	CID002843

Schedule 2

Angola, Argentina, Australia, Austria, Belgium, Bolivia, Brazil, Burundi, Cambodia, Canada, Central African Republic, Chile, China, Colombia, Côte D'Ivoire, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Indonesia, Ireland, Israel, Japan, Kazakhstan, Kenya, Laos, Luxembourg, Madagascar, Malaysia, Mongolia, Mozambique, Myanmar, Namibia, Netherlands, Nigeria, Peru, Portugal, Republic of Congo, Russia, Rwanda, Sierra Leone, Singapore, Slovakia, South Africa, South Korea, South Sudan, Spain, Suriname, Switzerland, Taiwan, Tanzania, Thailand, The Democratic Republic of Congo (DRC), Uganda, United Kingdom, United States of America, Vietnam, Zambia, and Zimbabwe